Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 3, 2018	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD FIRST QUARTER SALES BUT LOWER PROFIT

TULSA, Okla, May 3, 2018 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the first quarter and three months ended March 31, 2018.

In the quarter ended March 31, 2018, net sales were $99.1 million, up 15.1% from $86.1 million in 2017. Net income was $4.3 million, a decline of 58.3% from $10.2 million in the same period a year ago. Earnings per diluted share in the first quarter of 2018 were $0.08, down 57.9% from $0.19 for the same period in 2017, based upon 52.9 million and 53.2 million shares outstanding at March 31, 2018 and 2017, respectively.

Gross profit declined 38.4% to $15.4 million (15.5% of sales) versus $25.0 million (29.0% of sales). In January 2018, the Company paid a one-time bonus of $1,000 per employee as a result of the Tax Cuts and Jobs Act (the " Tax Act") which lowered the federal corporate tax rate from 35.0% to 21.0%. This bonus increased cost of sales by $1.9 million, excluding taxes and benefits. The Company's water-source heat pump line experienced $2.5 million increase in sales compared to the same period a year ago. However, this new product line currently has a lower profit margin as a result of still being in early stages of production.

Norman H. Asbjornson, CEO, said, "We witnessed deterioration of our gross profit in the first quarter due to four primary reasons. Most importantly, we made a decision to maintain a larger than necessary workforce during a typically slower quarter which increased our manufacturing overhead by approximately 10% of sales. While we sold 20% more units, there was a continued shift in demand to less profitable units. In addition, we experienced double-digit increases in the cost of copper and galvanized steel. The final factor was the bonus paid related to the Tax Act. We expect our gross profit to recover as we enter our peak season and our production increases."

Selling, general and administrative expenses decreased 3.0% to $10.2 million (10.3% of sales) from $10.5 million (12.2% of sales) as compared to the first quarter of 2017. The decrease is mainly related to lower profit sharing and advertising expenses.

Mr. Asbjornson continued, “Our financial condition at March 31, 2018 remains strong with a current ratio of 2.7:1 (including cash and short-term investments totaling $23.1 million) and we continue to operate debt free. Our backlog at March 31, 2018 was $74.1 million, an increase of 7.5% from $68.9 million at the same period a year ago."

Gary Fields, President, stated "The quarter did provide some good news. As previously announced, in February we closed the strategic acquisition of substantially all of the assets of WattMaster Controls, Inc. ("WattMaster") and expect this addition to be an immediate contributor to profits when fully integrated. WattMaster designs and produces controllers for air distribution equipment and systems, energy management systems, building automation systems and OEM controls for major HVAC manufacturers and industrial automation companies. In addition, our spare and replacement parts business, which is our most profitable product line, experienced a 33% increase in sales volume."

Gary Fields, President, concluded, "The current economic outlook and information from our sales representatives lead us to believe we have a sustainable growth opportunity. Recent activity shows that orders are shifting in the product mix to our more profitable product lines. Warranty issues of the past few quarters have been aggressively addressed with favorable results and a declining actual incident rate. We will start to see the benefit of the November 2017 price increase next quarter; however, it will be partially offset by increased raw material prices. We recently announced an additional 5% price increase as a result of rising raw material prices and will begin seeing the benefits during the third and fourth quarters of 2018."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the first quarter results. To participate, call 1-888-241-0551 (code 9797339); or, for rebroadcast, call 1-855-859-2056 (code 9797339).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2018	2017
	(in thousands, except share and per share data)
Net sales	$99,082	$86,078
Cost of sales	83,692	61,092
Gross profit	15,390	24,986
Selling, general and administrative expenses	10,219	10,530
(Gain) loss on disposal of assets	(7)	(1)
Income from operations	5,178	14,457
Interest income, net	68	60
Other (expense) income, net	(6)	11
Income before taxes	5,240	14,528
Income tax provision	980	4,311
Net income	$4,260	$10,217
Earnings per share:
Basic	$0.08	$0.19
Diluted	$0.08	$0.19
Cash dividends declared per common share:	$—	$—
Weighted average shares outstanding:
Basic	52,433,902	52,622,539
Diluted	52,910,223	53,190,057

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2018	December 31, 2017
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$8,173	$21,457
Certificates of deposit	6,000	2,880
Investments held to maturity at amortized cost	8,942	6,077
Accounts receivable, net	54,319	50,338
Income tax receivable	7,316	1,643
Note receivable	27	28
Inventories, net	68,680	70,786
Prepaid expenses and other	1,230	518
Total current assets	154,687	153,727
Property, plant and equipment:
Land	2,233	2,233
Buildings	94,244	92,075
Machinery and equipment	190,827	184,316
Furniture and fixtures	14,407	13,714
Total property, plant and equipment	301,711	292,338
Less: Accumulated depreciation	153,783	149,963
Property, plant and equipment, net	147,928	142,375
Goodwill	3,677	—
Note receivable	653	678
Total assets	$306,945	$296,780

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	22,214	10,967
Accrued liabilities	35,078	39,098
Total current liabilities	57,292	50,065
Deferred revenue	1,445	1,512
Deferred tax liabilities	8,397	7,977
Donations	200	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,394,349 and 52,422,801 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	210	210
Additional paid-in capital	—	—
Retained earnings	239,401	237,016
Total stockholders' equity	239,611	237,226
Total liabilities and stockholders' equity	$306,945	$296,780

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2018	2017
Operating Activities	(in thousands)
Net income	$4,260	$10,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,129	3,638
Amortization of bond premiums	5	16
Provision for losses on accounts receivable, net of adjustments	(11)	184
Provision for excess and obsolete inventories	101	60
Share-based compensation	1,724	1,645
Loss (gain) on disposition of assets	(7)	(1)
Foreign currency transaction gain	3	(5)
Interest income on note receivable	9	(7)
Deferred income taxes	420	720
Changes in assets and liabilities:
Accounts receivable	(2,897)	(1,560)
Income taxes	(5,673)	3,230
Inventories	3,447	(8,696)
Prepaid expenses and other	(712)	(313)
Accounts payable	9,833	1,736
Deferred revenue	37	78
Accrued liabilities and donations	(3,924)	(776)
Net cash provided by operating activities	10,744	10,166
Investing Activities
Capital expenditures	(8,451)	(6,071)
Cash paid in business combination	(6,000)	—
Proceeds from sale of property, plant and equipment	6	7
Investment in certificates of deposits	(4,320)	—
Maturities of certificates of deposits	1,200	2,392
Purchases of investments held to maturity	(7,495)	—
Maturities of investments	4,230	6,928
Proceeds from called investments	395	—
Principal payments from note receivable	14	13
Net cash (used in) provided by investing activities	(20,421)	3,269
Financing Activities
Stock options exercised	1,340	898
Repurchase of stock	(4,379)	(6,303)
Employee taxes paid by withholding shares	(568)	(560)
Net cash used in financing activities	(3,607)	(5,965)
Net (decrease) increase in cash and cash equivalents	(13,284)	7,470
Cash and cash equivalents, beginning of period	21,457	24,153
Cash and cash equivalents, end of period	$8,173	$31,623

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended March 31,

	2018	2017
	(in thousands)
Net Income, a GAAP measure	$4,260	$10,217
Depreciation	4,129	3,638
Amortization of bond premiums	5	16
Share-based compensation	1,724	1,645
Interest income	(73)	(76)
Income tax expense	980	4,311
EBITDAX, a non-GAAP measure	$11,025	$19,751